Exhibit 10.1

September 25, 2024

Michelle Chang

VIA EMAIL

Re: Employment Terms

Dear Michelle:

I am pleased to offer you employment with Zoom Video Communications, Inc. (“Zoom”), on the terms set forth in this offer letter agreement:

1.

Position and Location. You will serve as Chief Financial Officer, and you will report to Eric Yuan, President and CEO. This is a full-time exempt position. While you render services to Zoom, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with Zoom. By signing this letter agreement, you confirm that as an employee of Zoom, you will have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Zoom. Your anticipated start date with Zoom is October 7, 2024 (such actual start date, the “Start Date”).

You will be allowed to work remotely from your personal residence in the state of Washington or the Zoom offices in Seattle or its surrounding area (“Seattle Office”). From time to time, Zoom may also reasonably require you to perform your duties at Zoom’s offices and other locations other than your personal residence or the Seattle Office. For the avoidance of doubt, requiring that you report to a Zoom office outside of Seattle or its surrounding area will constitute Good Reason for your resignation under the Severance Plan (as defined below); provided, however, in no instance will your voluntary move or change to your personal residence constitute Good Reason for your resignation under the Severance Plan (as defined below).

2.

Cash Compensation. Zoom will pay you a salary at the rate of $580,000 per year, payable in accordance with Zoom’s standard payroll schedule. You will also be eligible to earn and receive an annual incentive bonus, at a target annual bonus of 90% of your base salary rate, that is based on Zoom’s performance and meeting performance targets established by Zoom pursuant to Zoom’s applicable incentive compensation plan(s). For Zoom’s fiscal year 2025 ending January 31, 2025 (“Fiscal 2025”), your annual incentive bonus under Zoom’s incentive compensation plan will be pro-rated for your services to Zoom during Fiscal 2025. No amount of any incentive compensation is guaranteed, and you must satisfy any and all conditions established by Zoom for such incentive compensation program to earn and be eligible for payment of incentive compensation.

3.

Employee Benefits. As a regular Zoom employee, you will be eligible to participate in a number of company-sponsored benefits offered to employees from time to time, subject to the terms and conditions of the applicable plans and policies.

4.

Equity Award. Subject to the approval of the Compensation Committee of the Board of Directors of Zoom (the “Compensation Committee”), you will be granted a restricted stock unit award to be issued shares of Zoom’s Class A common stock (the “RSUs”) with a target value of $23,600,000 under and subject to the terms of Zoom’s 2019 Equity Incentive Plan (the “Equity Plan”) and a restricted stock unit award agreement thereunder. The RSUs will be granted to you following your Start Date in accordance with Zoom’s policy for the timing of RSU awards and subject to your continued employment with Zoom through such grant date. 25% of the RSUs shall vest on the one (1) year anniversary of the grant date, and an additional 6.25% of the RSUs shall vest each quarter thereafter, until the award is fully vested on the fourth (4th) anniversary of the grant date, subject to you remaining in Continuous Service (as defined in the Equity Plan) through each such date.

5.

Severance Plan. You will be eligible for severance and change in control benefits under the terms and conditions of Zoom’s Severance and Change in Control Plan and the Participation Agreement thereunder, which is enclosed with this offer letter agreement (the “Severance Plan”). Your eligibility for these benefits is subject to your timely execution and delivery of the participation agreement as specified therein.

6.

Clawback/Recovery. Compensation provided under this offer letter agreement, the Severance Plan or otherwise awarded or paid to you in connection with your employment with Zoom will be subject to recoupment in accordance with, as applicable, the Zoom Incentive Compensation Recoupment Policy and the Zoom Clawback Policy (each as may be amended from time to time or any successor policy thereto), as well as any clawback policy that Zoom is required to adopt pursuant to the listing standards of any national securities exchange or association on which Zoom’s securities are listed or other applicable law or any other clawback policy that Zoom otherwise adopts.

7.

Employment Relationship. Employment with Zoom is for no specific period of time. Your employment with Zoom will be “at will,” meaning that either you or Zoom may terminate your employment at any time and for any reason, with or without cause or advance notice.

Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and Zoom on this term. Although your job duties, title, work location, compensation and benefits, as well as Zoom’s personnel policies and procedures (which you are expected to abide by), may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Zoom (other than you).

8.

Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions. You agree that Zoom does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against Zoom or its Board of Directors related to tax liabilities arising from your compensation.

9.

Section 409A. It is intended that all of the benefits and other payments payable under this letter agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations thereunder and any state law of similar effect (collectively, “Section 409A”), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. However, if exemptions from Section 409A are not available and you are, upon your “separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of severance benefits payable to you shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death.

10.

Other Agreements and Conditions of Employment. This offer of employment is contingent upon your producing appropriate and satisfactory documentation establishing your identity and right to work in the United States, and completing the INS form I-9, attesting that you have the right to work in the United States. Such documentation must be produced within three business days of hire. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources. Further, this offer of employment is contingent upon satisfactory clearance of a background check and reference checks, and your signing and returning with this letter the enclosed “Employment, Confidential Information and Assignment of Creative Works Agreement” and “Arbitration Agreement”.

You agree not to bring to Zoom or use in the performance of your responsibilities at Zoom any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with Zoom.

11.

Interpretation, Amendment and Enforcement. This letter agreement, together with your Employment, Confidential Information and Assignment of Creative Works Agreement and Arbitration Agreement, constitutes the complete and exclusive statement of your employment agreement with Zoom, and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and Zoom regarding these subject matters. Modifications or amendments to this letter agreement, other than those changes expressly reserved to Zoom’s discretion in this letter, must be made in a written agreement signed by you and a duly authorized officer of Zoom (other than you). If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

This letter agreement shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by Zoom without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a change in control of Zoom occurs.

If you wish to accept employment at Zoom under the terms described in this letter agreement, please sign and date this letter agreement, the Employment, Confidential Information and Assignment of Creative Works Agreement and the Arbitration Agreement, and return them to me on or before October 7, 2024. The offer of employment herein will expire if I do not receive this signed letter by that date. If you have any questions, please contact me.

Sincerely,

/s/ Eric Yuan
Eric Yuan
President and Chief Executive Officer

Accepted and Agreed:

/s/ Michelle Chang
Michelle Chang

Date: September 25, 2024